RBB FUND TRUST 485BPOS

Exhibit 99.(l)(21)

FORM OF PURCHASE AGREEMENT

The RBB Fund Trust (the “Trust”), a Delaware statutory trust, and Seven Post Investment Office LP (“Seven Post”), intending to be legally bound, hereby agree with each other as follows:

1.  The Trust hereby offers Seven Post and Seven Post hereby purchases one (1) share each (each, a “Share” and collectively, the “Shares”) of the Equity Partners ETF (the “Fund”) at price per Share equivalent to the net asset value per Share of the Fund as determined on [  ].

2.  The Trust hereby acknowledges receipt from Seven Post of funds in the amount of $[  ] in full payment for the Shares.

3.  Seven Post represents and warrants to the Trust that the Shares are being acquired for investment purposes and not with a view to the distribution thereof.

4.  This Agreement may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of [  ].

The RBB Fund Trust

By:
Name:	James G. Shaw
Title	Chief Financial Officer, Chief Operating Officer, and Secretary

Seven Post Investment Office LP

By: BlackOak GP LLC, its General Partner

By:
Name:	Ali Bastani
Title:	Managing Member